     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1998.


                                                      REGISTRATION NO. 333-13285
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         PENNCORP FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                   DELAWARE                                      13-3543540
         (State or Other Jurisdiction                         (I.R.S. Employer
      of Incorporation or Organization)                    Identification Number)

                                                          SCOTT D. SILVERMAN, ESQ.
                                                   SENIOR VICE PRESIDENT, GENERAL COUNSEL
              590 MADISON AVENUE                               AND SECRETARY
           NEW YORK, NEW YORK 10022                    PENNCORP FINANCIAL GROUP, INC.
                (212) 832-0700                               590 MADISON AVENUE
 (Address, Including Zip Code, and Telephone              NEW YORK, NEW YORK 10022
       Number, Including Area Code, of                         (212) 832-0700
   Registrant's Principal Executive Office)       (Name, Address, Including Zip Code, and
                                                   Telephone Number, Including Area Code,
                                                           of Agent For Service)


                                    Copy to:

                            JEREMY W. DICKENS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                               100 CRESCENT COURT
                                   SUITE 1300
                              DALLAS, TEXAS 75201
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 5, 1998


PROSPECTUS
                         PENNCORP FINANCIAL GROUP, INC.
        2,875,000 SHARES OF $3.50 SERIES II CONVERTIBLE PREFERRED STOCK
                        4,118,911 SHARES OF COMMON STOCK

     This Prospectus relates to the offer and sale by the Selling Securityholders (as hereinafter defined) of (i) up to 2,875,000 shares of $3.50 Series II Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"), of PennCorp Financial Group, Inc., a Delaware corporation ("PennCorp" or the "Company") and (ii) up to 4,118,911 shares of common stock, par value $.01 per share, of PennCorp (or such other number of shares of Common Stock resulting from an adjustment to the conversion price of the Convertible Preferred Stock pursuant to the antidilution provisions of the Certificate of Designation (the "Certificate of Designation") governing the Convertible Preferred Stock) issuable upon conversion of the Convertible Preferred Stock (the "Common Stock"; the shares of Convertible Preferred Stock and underlying Common Stock to which this Prospectus relates collectively being the "Securities"). This Prospectus also relates to the offer and sale by PennCorp of the Common Stock issuable upon conversion of the Convertible Preferred Stock. The Company issued and sold all the shares of Convertible Preferred Stock to Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Initial Purchasers") in August 1996 in a private placement transaction. The Selling Securityholders acquired the Convertible Preferred Stock from the Initial Purchasers or in subsequent secondary market transactions.


     Each share of Convertible Preferred Stock has a liquidation preference of $50.00. The Convertible Preferred Stock is convertible at the option of the holder at any time, unless previously redeemed, into Common Stock of PennCorp at a conversion price of $34.90 per share of Common Stock, subject to adjustment in certain events. On March 4, 1998, the last reported sale price of the Common
Stock on the New York Stock Exchange (symbol "PFG") was $      per share.



     The Convertible Preferred Stock is not redeemable prior to August 2, 1999. Thereafter, the Convertible Preferred Stock is redeemable at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Dividends on the Convertible Preferred Stock are cumulative from August 7, 1996 and are payable quarterly in arrears. See "Description of the Convertible Preferred Stock."


     The Selling Securityholders may sell the Securities to which this Prospectus relates in whole or from time to time in part through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The Company will receive no proceeds from the sale of the Securities by the Selling Securityholders. The Company will pay all expenses incident to the registration of the Securities offered hereby, except for brokers' commissions, underwriters' discounts or commissions, and the fees and expenses of any counsel for the Selling Securityholders. The Selling Securityholders and any broker, dealer or underwriter that participates with the Selling Securityholders in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between PennCorp and the Selling Securityholders.

     The Convertible Preferred Stock currently trades in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Shares of Convertible Preferred Stock sold pursuant to this Prospectus thereafter will not be eligible for trading in the PORTAL Market. PennCorp does not intend to list the Convertible Preferred Stock on any securities exchange or to seek approval for quotation of the Convertible Preferred Stock through any automated quotation system. Although the Initial Purchasers have advised PennCorp that they intend to make a market in the Convertible Preferred Stock, they are not obligated to do so and may suspend any such market-making activities at any time and without prior notice. Accordingly, there can be no assurance that an active market for the Convertible Preferred Stock will develop or be maintained.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS MARCH   , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission. In addition, the Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and such material also is available for inspection at its offices at 20 Broad Street, New York, New York 10005.

     The Company has filed a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement"), of which this Prospectus is a part, with the Commission with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:


          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A (Amendments Nos. 1, 2, 3 and
     4);


          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended by a Form 10-Q/A;

          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended by a Form 10-Q/A;

          (4) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

          (5) The Company's Current Report on Form 8-K dated November 14, 1997;


          (6) The Company's Current Report on Form 8-K dated January 13, 1998;



          (7) The audited financial statements of United Companies Life Insurance Company (subsequently renamed United Life & Annuity Insurance Company) for the years ended December 31, 1995 and 1996 included in the Annual Report on Form 10-K for the year ended December 31, 1996 of United Companies Life Insurance Company; and



          (8) The selected unaudited pro forma financial information of the Company included on pages 26-36 of the Proxy Statement dated December 2, 1997 related to the Company's 1997 annual meeting of stockholders.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any of the documents which have been or may be incorporated herein by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to PennCorp Financial, Inc., at 3 Bethesda Metro Center, Suite 1600, Bethesda, Maryland 20814, Attention: Investor Relations, telephone number (301) 656-1777.

                             ---------------------

     FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                                  THE COMPANY

     The Company, through its operating subsidiaries, is a low cost provider of life insurance, fixed benefit accident and sickness insurance and annuity products throughout the United States and Canada. The Company's products are sold through several distribution channels, including exclusive agents, general agents and payroll deduction programs, and are targeted primarily to middle income individuals in rural and suburban areas.


     The Company's principal executive office is located at 590 Madison Avenue, New York, New York 10022, and its telephone number is (212) 832-0700. The Company's principal insurance and related support operations are headquartered in Raleigh, North Carolina and Dallas, Texas.



                              RECENT DEVELOPMENTS



     On February 18, 1998, the Company announced that it has engaged investment banking firms Salomon Smith Barney and Fox-Pitt, Kelton Inc. to review strategic alternatives for maximizing shareholder value, including the sale of the Company's Career Sales Division. The Company has commenced discussions relating to a management led buyout of the Career Sales Division. On February 18, 1998, the Company also announced that it will incur restructuring and other charges which, in the aggregate, are not expected to exceed $25.0 million, a significant portion of which will take place in the first quarter. The restructuring charge recognizes: (a) severance and related benefits incurred due to staff reductions,
(b) estimated holding costs of vacated facilities, (c) the write-off of certain fixed assets and other impaired assets and (d) estimated contract termination costs.


                                  RISK FACTORS

     The following factors should be carefully considered, together with the information in this Prospectus and the documents incorporated by reference herein, in evaluating an investment in the Securities offered hereby.

RELIANCE ON DIVIDENDS AND OTHER PAYMENTS FROM INSURANCE SUBSIDIARIES

     PennCorp is a holding company with no independent business operations. Consequently, PennCorp's primary sources of cash to meet its debt service and other obligations and to pay dividends on its capital stock are dividends, surplus debenture payments and tax sharing payments from its various subsidiaries. The ability of such subsidiaries to make dividend and other payments to PennCorp is dependent upon their receipt of sufficient cash payments from their respective insurance subsidiaries. The ability of the Company's insurance subsidiaries to pay dividends and make other payments is limited by the insurance laws of their respective states of domicile. There can be no assurance that the Company's insurance subsidiaries will continue to be able to make sufficient funds available to the Company without regulatory approval or that the Company will be able to obtain any regulatory approvals that may be required from time to time.

LIMITATIONS ON ABILITY TO PAY DIVIDENDS ON CONVERTIBLE PREFERRED STOCK AND COMMON STOCK

     In addition to the limitations imposed on the Company's insurance subsidiaries' ability to pay dividends under applicable insurance laws, under Delaware law PennCorp is permitted to pay dividends on its capital stock, including the Convertible Preferred Stock and the Common Stock issuable upon conversion thereof, only out of its surplus, or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay cash dividends, PennCorp must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining PennCorp's ability to pay dividends, Delaware law permits the Board of Directors to revalue its assets and liabilities from time to time to their current fair market value in order to create surplus. PennCorp cannot determine what the fair market value of its assets and liabilities will be in the future and, accordingly, there can be no assurance that PennCorp will be able to continue paying dividends.

     Further, PennCorp's ability to pay dividends is limited by the terms of its
(i) outstanding 9 1/4% Senior Subordinated Notes due 2003, (ii) outstanding $3.375 Convertible Preferred Stock, par value $.01 per share (the "$3.375 Convertible Preferred Stock"), and (iii) revolving credit agreement, and from time to time may be limited by the terms of its other indebtedness.

REGULATION

     Insurance companies are subject to governmental regulation in each of the jurisdictions in which they conduct business. Insurance regulatory agencies have broad administrative power with respect to all aspects of an insurance company's business, including rates, policy forms, dividend payments, capital adequacy and the amount and type of investments it may have. These regulations are intended primarily to protect policyholders rather than securityholders.

     In certain states, the Company's insurance subsidiaries' licenses are subject to restrictions, including restrictions on the amount of new business that may be written without prior regulatory approval. Substantially all of these restrictions were imposed with respect to events occurring prior to the Company's acquisition of the affected subsidiaries. These restrictions have not had a material adverse effect on the Company's results of operation. There can be no assurance that the Company's insurance subsidiaries will not become subject to additional and/or more material restrictions in these or other states.

     The insurance regulatory framework continues to be subject to scrutiny by the National Association of Insurance Commissioners, state legislatures and the United States Congress. No assurance can be given that future legislative or regulatory changes resulting from such activity will not adversely affect the Company.

RATINGS

     Claims-paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies, especially for companies, like certain of PennCorp's insurance subsidiaries, that sell deferred annuity products. The ratings held by these subsidiaries are important to maintaining public confidence in the insurer and its ability to market its annuity products. A lower rating could materially and adversely affect the insurer's ability to market its products, particularly the sale of annuities through financial institutions, and could increase the surrender of its annuity policies. Both of these consequences could, depending upon the extent thereof, have a material adverse effect on the insurer's liquidity and, under certain circumstances, net income, the result of which could have a material adverse effect on the Company.

ABSENCE OF PUBLIC MARKET FOR THE CONVERTIBLE PREFERRED STOCK

     The Convertible Preferred Stock currently trades in the PORTAL Market. However, shares of Convertible Preferred Stock sold pursuant to this Prospectus will not thereafter be eligible for trading in the PORTAL Market. PennCorp does not intend to list the Convertible Preferred Stock on any securities exchange or to seek approval for quotation of the Convertible Preferred Stock through any automated quotation system. Although the Initial Purchasers have advised PennCorp that they intend to make a market in the Convertible Preferred Stock, they are not obligated to do so and may suspend any such market-making activities at any time and without prior notice. Accordingly, there can be no assurance that an active market for the Convertible Preferred Stock will develop or be maintained. Further, future trading prices of the Convertible Preferred Stock will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities.


YEAR 2000 ISSUES



     Many computer and software programs were designed to accommodate only two digit fields to represent a given year (e.g. "97" represents 1997). It is highly likely that such systems will not be able to accurately process data containing date information for the year 2000 and beyond. The year 2000 issue has the potential to affect the Company and its subsidiaries through the disruption of the processing of business both internally and between the Company and other businesses with which it interacts.

     To address the impacts of the year 2000 on its businesses, the Company has initiated a formal year 2000 assessment and remediation effort to identify and correct concerns relating to both the Company's own processing and the processing activities for which the Company is dependent upon its business partners. The Company has engaged certain outside vendors to help in the full array of its year 2000 initiative. This includes systems assessment and monitoring advice, actual code remediation, communication and consultation with critical business partners and additional data center and testing resources. The Company expects to incur additional incremental costs associated with such expertise ranging from $9.0 million to $13.2 million, which are likely to be incurred primarily during 1998 and early 1999, and which represent approximately 25% of the Company's technology costs. The primary resources to complete the Company's year 2000 effort are internal and will result in the redeployment of existing information technology and administrative resources.



     During the nine month period ended September, 1997, the Company incurred additional expenses of approximately $1.1 million associated with its efforts to remediate its year 2000 exposure. The Company anticipates that it will continue to incur modestly higher costs for the year ended 1998 and 1999 associated with year 2000 remediation versus its normalized operating technology and administrative costs.



     Each of the operating divisions is primarily responsible for its remediation efforts with corporate oversight provided as necessary. The Company believes that the Career Division has substantially completed its year 2000 assessment and remediation efforts, which will be subject to ongoing tests for the remainder of 1998. The Payroll Division has completed the remediation of its largest administrative platforms, except for American-Amicable Life Insurance Company of Texas ("AATX"), and anticipates successful remediation and testing of the remaining sub-system and system interfaces during 1998. AATX is in the process of upgrading its policy administration system to a year 2000 compliant version. AATX will rely on contracted vendor resources in working to complete its upgrade process. The Company's Financial Services Division has only recently begun its year 2000 remediation efforts. Those efforts are dependent on the utilization of outside resources. The Company believes that the Financial Services Division has contracted with sufficient resources to be able to remediate its essential business systems. In addition, the Financial Services Division has committed to a strategy of utilizing third party administrative experts, who have indicated year 2000 compliance, to handle the processing of its health insurance business, thus eliminating the need for the upgrade or modification of certain existing health administration systems.



     Although the Company believes that its operating divisions, outside vendors and most critical business partners will be sufficiently compliant that the year 2000 issue should not cause a material disruption in the Company's business, there can be no assurance that there will not be material disruptions to the Company's business or an increase in the cost of the Company doing business.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. All of the expenses incurred in connection with the registration of the Securities offered hereby will be paid by the Company, except for brokers' commissions, underwriters' discounts or commissions, and the fees and expenses of any counsel for the Selling Securityholders, which will be paid by the Selling Securityholders.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The Company's ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated is as follows:


                                   NINE MONTHS ENDED
     YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
---------------------------------  ------------------
1992   1993   1994   1995   1996     1996      1997
-----  -----  -----  -----  -----  --------  --------
1.94x  5.91x  3.62x  3.12x  2.93x   3.02x     2.18x


     For purposes of the foregoing ratio, earnings consist of pre-tax income from operations plus fixed charges (excluding capitalized interest). The Company's fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of deferred debt issuance costs, including any discount or premium, whether expensed or capitalized, and (iii) the component of rental expense determined by management to be representative of the interest factor thereon. Preferred stock dividends have been adjusted to an amount equal to the pre-tax earnings necessary to provide for the dividends.

                            SELLING SECURITYHOLDERS

     The Registration Statement of which the Prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Securities the opportunity to sell their Securities in public transactions rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a holder must notify the Company in writing of its intention to sell Securities and request that the Company file a supplement to this Prospectus or an amendment to the Registration Statement identifying such holder as a Selling Securityholder and disclosing such other information concerning the Selling Securityholder and the Securities to be sold as may then be required by the Securities Act and the rules and regulations thereunder, as applicable. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective. The holders of Securities who have made such a request and as to which any such required supplement or amendment has been filed or become effective are referred to herein as the "Selling Securityholders."

     The following table sets forth certain information as of December 4, 1997 (except as otherwise indicated) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years. The table includes information furnished to the Company by The Trust Depository Company, the transfer agent for the Convertible Preferred Stock and the Common Stock and by or on behalf of the Selling Securityholders.


                                    SHARES OF CONVERTIBLE
                                       PREFERRED STOCK
                                  BENEFICIALLY OWNED PRIOR
                                         TO OFFERING          NUMBER OF SHARES OF
                                  -------------------------       CONVERTIBLE
                                                PERCENT OF      PREFERRED STOCK          SHARES OF COMMON
                                                   TOTAL       INCLUDED IN THIS          STOCK UNDERLYING
              NAME                 NUMBER       OUTSTANDING        OFFERING         CONVERTIBLE PREFERRED STOCK
              ----                ---------     -----------   -------------------   ---------------------------
Alpine Associates...............    254,700(1)       8.9             254,700                   364,900
Lipper Convertibles LP..........    244,300(3)       8.5             244,300                   350,000
General Motors Employees
  Domestic Group Trust, Mellon
  Bank, N.A., as trustee........    224,550(2)       7.8             224,550                   321,705
Highbridge International LDC....    218,140(4)       7.6             218,140                   312,521
Forest Fulcrum Fund LP..........    175,500(5)       6.1             175,500                   251,433
MFS Total Return Fund...........    140,100(6)       4.9             140,100                   200,716


                                                                 Continued . . .

                                    SHARES OF CONVERTIBLE
                                       PREFERRED STOCK
                                  BENEFICIALLY OWNED PRIOR
                                         TO OFFERING          NUMBER OF SHARES OF
                                  -------------------------       CONVERTIBLE
                                                PERCENT OF      PREFERRED STOCK          SHARES OF COMMON
                                                   TOTAL       INCLUDED IN THIS          STOCK UNDERLYING
              NAME                 NUMBER       OUTSTANDING        OFFERING         CONVERTIBLE PREFERRED STOCK
              ----                ---------     -----------   -------------------   ---------------------------
Swiss Bank Corporation --
  London Branch.................    127,500(5)       4.4             127,500                   182,665
Salomon Smith Barney (*)........    124,850(7)       4.3             124,850                   178,868
Cincinnati Insurance Company....    100,000(2)       3.5             100,000                   143,266
GPZ Trading.....................     98,000(8)       3.4              98,000                   140,401
Forest Global Convert
  Fd Ser A-S....................     87,910(5)       3.1              87,910                   125,946
Putnam Convertible Income --
  Growth Trust..................     83,700(9)       2.9              83,700                   119,914
Pacific Horizon Capital Income
  Fund..........................     75,000(10)      2.6              75,000                   107,450
Donaldson, Lufkin & Jenrette
  Securities Corporation (**)...     71,800(11)      2.5              71,800                   102,865
Paloma Securities L.L.C.........     68,160          2.4              68,160                    97,650
Oppenheimer Bond Fund for
  Growth........................     60,000(6)       2.1              60,000                    85,960
Silverton International Fund
  Limited.......................     52,440          1.8              52,440                    75,129
Cincinnati Life Insurance
  Company.......................     50,000(2)       1.7              50,000                    71,633
Golden Rule Insurance
  Company.......................     44,000          1.5              44,000                    63,037
Motors Insurance Corporation....     43,450(2)       1.5              43,450                    62,249
State of Connecticut Combined
  Investment Funds..............     42,000          1.5              42,000                    60,172
Aim Balanced Fund...............     40,000          1.4              40,000                    57,307
Alexandra Global Investment Fund
  I, Ltd........................     37,500          1.3              37,500                    53,725
Delta Air Lines Master Trust....     28,000          1.0              28,000                    40,115
Vanguard Convertible Securities
  Fund, Inc.....................     24,700          0.9              24,700                    35,387
The Alpine Group................     22,500          0.8              22,500                    32,235
Toronto Dominion (New York),
  Inc...........................     19,780(13)      0.7              19,780                    28,338
KA Trading L.P..................     17,500(2)       0.6              17,500                    25,072
KA Management Ltd...............     17,500(2)       0.6              17,500                    25,072
Q Investments, L.P..............     16,250(14)      0.6              16,250                    23,281
Xerox Corporation...............     16,000          0.6              16,000                    22,923
New Hampshire State Retirement
  System........................     12,900(9)       0.4              12,900                    18,481
LLT LTD.........................     12,000(5)       0.4              12,000                    17,192
State Employees Retirement Fund
  of the State of Delaware......     11,300(12)      0.4              11,300                    16,189
Promutual.......................     10,800(9)       0.4              10,800                    15,473
Hartford Fire Insurance Company      10,350(9)       0.4              10,350                    14,828
Orrington Investments L.P.......      9,950(15)      0.3               9,950                    14,255


                                                                 Continued . . .

                                    SHARES OF CONVERTIBLE
                                       PREFERRED STOCK
                                  BENEFICIALLY OWNED PRIOR
                                         TO OFFERING          NUMBER OF SHARES OF
                                  -------------------------       CONVERTIBLE
                                                PERCENT OF      PREFERRED STOCK          SHARES OF COMMON
                                                   TOTAL       INCLUDED IN THIS          STOCK UNDERLYING
              NAME                 NUMBER       OUTSTANDING        OFFERING         CONVERTIBLE PREFERRED STOCK
              ----                ---------     -----------   -------------------   ---------------------------
Raytheon Company Master Pension
  Trust.........................      9,900          0.3               9,900                    14,183
Putnam Convertible Opportunities
  and Income Trust..............      9,390(9)       0.3               9,390                    13,453
R(2) Investments, LDC...........      8,750(14)      0.3               8,750                    12,536
TQA Vantage Fund, L.P...........      8,000(6)       0.3               8,000                    11,461
General Motors Foundation,
  Inc. .........................      7,000(2)       0.2               7,000                    10,029
TQA Vantage Plus Fund, Ltd......      6,000(6)       0.2               6,000                     8,596
TQA Levage Fund, L.P............      6,000(6)       0.2               6,000                     8,596
Orrington International Fund
  Ltd...........................      5,700(15)      0.2               5,700                     8,166
Putnam Balanced Retirement
  Fund..........................      5,300(9)       0.2               5,300                     7,593
The Northwestern Mutual Life
  Insurance Company.............      5,000(16)      0.2               5,000                     7,163
Boston College Endowment........      4,850(9)       0.2               4,850                     6,949
No. Dakota State Land...........      4,700(6)       0.2               4,700                     6,734
TCW Galileo CVT Fund............      4,500(6)       0.2               4,500                     6,447
Bank of America Convertible
  Securities Fund...............      4,500          0.2               4,500                     6,447
Pacific Innovation Trust Capital
  Income Fund...................      3,850(10)      0.1               3,850                     5,516
OCM Convertible Limited
  Partnership...................      3,100(12)      0.1               3,100                     4,441
Museum of Fine Arts, Boston.....      2,960(9)       0.1               2,960                     4,241
University of Rochester.........      2,600(9)       0.1               2,600                     3,725
Employee Benefit Convertible
  Securities Fund...............      2,500          0.1               2,500                     3,582
Jefferies & Co. Inc.............        650(17)      ***                 650                       931
Putnam Funds Trust -- Putnam
  High Yield Total Return
  Fund..........................        435(9)       ***                 435                       623
Unnamed holders of the
  Convertible Preferred Stock or
  any future transferees,
  pledgees, donees or successors
  of or from such unnamed
  holders(18)...................     76,185          2.6              76,185                   109,111
                                  ---------        -----           ---------                 ---------
Total...........................  2,875,000        100.0           2,875,000                 4,118,911
                                  =========        =====           =========                 =========


                                                                 Continued . . .

---------------


  * Smith Barney Inc. was an underwriter in connection with the Company's 1996 Common Stock offering and an initial purchaser in connection with the Company's 1996 private placement of preferred stock. In addition, on February 18, 1998, the Company engaged Salomon Smith Barney to review strategic alternatives for maximizing stockholder value. See "Recent Developments."



 ** Donaldson, Lufkin & Jenrette Securities Corporation was an underwriter in connection with the Company's 1996 Common Stock offering and an initial purchaser in connection with the Company's 1996 private placement of preferred stock.



***  Less than 0.1% after rounding.


 (1) As of November 25, 1997.

 (2) As of November 26, 1997.

 (3) As of December 5, 1997.

 (4) As of December 10, 1997.

 (5) As of December 1, 1997.

 (6) As of December 8, 1997.


 (7) As of February 11, 1998.



 (8) As of December 3, 1997.



 (9) As of December 11, 1997.



(10) As of January 5, 1998.



(11) As of December 9, 1997.



(12) As of December 4, 1997.



(13) As of December 2, 1997.



(14) As of February 20, 1998.



(15) January 30, 1998.



(16) All such shares are held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.



(17) As of November 28, 1997.



(18) No such holder may offer Convertible Preferred Stock pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus.


     Because the Selling Securityholders may offer all or some of the shares of Convertible Preferred Stock and Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Convertible Preferred Stock or underlying Common Stock, no estimate can be given as to the number of shares of Convertible Preferred Stock and Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     The Selling Securityholders may sell the Securities to which this Prospectus relates in whole or from time to time in part through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. PennCorp will receive no proceeds from the sale of the Securities by the Selling Securityholders. The Company will pay all expenses incident to the registration of the Securities offered hereby, except for brokers' commissions, underwriters' discounts or commissions, and the fees and expenses of any counsel for the Selling Securityholders.

     The Convertible Preferred Stock currently trades in the PORTAL Market. However, shares of Convertible Preferred Stock sold pursuant to this Prospectus will not thereafter be eligible for trading in the PORTAL Market. PennCorp does not intend to list the Convertible Preferred Stock on any securities exchange or to seek approval for quotation of the Convertible Preferred Stock through any automated quotation system. Although the Initial Purchasers have advised PennCorp that they intend to make a market in the Convertible Preferred Stock, they are not obligated to do so and may suspend any such market-making activities at any time and without prior notice. Accordingly, there can be no assurance that an active market for the Convertible Preferred Stock will develop or be maintained.

     The Company will issue the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock to registered holders of the Convertible Preferred Stock upon the conversion thereof. The Common Stock is listed on the NYSE and trades under the symbol "PFG."

     In order to comply with the securities laws of certain states, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Securityholders and any broker, dealer or underwriter that participates with the Selling Securityholders in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Securityholders. All of the foregoing may affect the marketability of the Securities.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Convertible Preferred Stock or Common Stock described herein, and any Selling Securityholder may transfer, devise or make a gift of such securities by other means not described herein.

     The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

                 DESCRIPTION OF THE CONVERTIBLE PREFERRED STOCK

     The following summary description of the Convertible Preferred Stock is qualified in its entirety by reference to the Certificate of Designation governing the Convertible Preferred Stock, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Convertible Preferred Stock is a series of preferred stock consisting of 2,875,000 shares.

DIVIDENDS

     Holders of Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of legally available funds, cash dividends at an annual rate of $3.50 per share, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. If that date is a Saturday, Sunday or legal holiday, however, the dividend will be payable on the next business day. Dividends will accrue and be cumulative from the most recent date to which dividends have been paid and will be payable to holders of record on the record date for each dividend payment fixed by the Board of Directors.


     The Convertible Preferred Stock has priority as to dividends over the Common Stock and any other series or class of the Company's stock that ranks junior to the Convertible Preferred Stock as to dividends ("Junior Dividend Stock"). No dividend (other than dividends payable solely in Common Stock, any Junior Dividend Stock or warrants or other rights to acquire such Common Stock or Junior Dividend Stock) may be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Company of, the Common Stock or Junior Dividend Stock unless all accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment without interest.


     Except as provided below, the Company may not pay dividends on any class or series of stock, if hereafter issued, having parity with the Convertible Preferred Stock as to dividends ("Parity Dividend Stock") unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the Convertible Preferred Stock. In addition, except as provided below, the Company may not pay dividends on the Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the Parity Dividend Stock. Whenever all accrued dividends in respect of prior dividend payment periods are not paid in full on Convertible Preferred Stock and on any Parity Dividend Stock, all dividends declared on the Convertible Preferred Stock and the Parity Dividend Stock will be declared and made pro rata so that the amount of dividends declared on the Convertible Preferred Stock and the Parity Dividend Stock will bear the same ratio that accrued and unpaid dividends in respect of prior dividend payment periods on the Convertible Preferred Stock and the Parity Dividend Stock bear to each other. The $3.375 Convertible Preferred Stock is Parity Dividend Stock and accrues an aggregate of $7.8 million in dividends per annum, which dividends are payable quarterly in arrears.

     The Company may not purchase any shares of the Convertible Preferred Stock or any Parity Dividend Stock (except for consideration payable in Common Stock or Junior Dividend Stock) or redeem fewer than all the shares of the Convertible Preferred Stock and Parity Dividend Stock then outstanding if the Company has failed to pay any accrued dividend on the Convertible Preferred Stock or any Parity Dividend Stock on a stated payment date. Notwithstanding the foregoing, in such event, the Company may purchase or redeem fewer than all the shares of the Convertible Preferred Stock and Parity Dividend Stock if such repurchase or redemption is made pro rata so that the amounts purchased or redeemed bear to each other the same ratio that the required redemption payments on the shares of the Convertible Preferred Stock and any Parity Dividend Stock then outstanding bear to each other.

     If the Company hereafter issues any series or class of stock that ranks senior as to dividends to the Convertible Preferred Stock ("Senior Dividend Stock") and fails to pay or declare and set apart for payment accrued and unpaid dividends on any Senior Dividend Stock (except to the extent allowed by the terms of the Senior Dividend Stock), the Company may not pay or declare and set apart for payment any dividend on the Convertible Preferred Stock unless and until all accrued and unpaid dividends on the Senior Dividend Stock, including the full dividends for the then current dividend period, have been paid or declared and set apart for payment without interest. The Company has no Senior Dividend Stock outstanding on the date of this Prospectus.

     The dividend payable on Convertible Preferred Stock for each quarterly dividend period is computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and for any period shorter than a full quarterly dividend period is computed on the basis of a 360-day year of twelve 30-day months. No interest is payable on any Convertible Preferred Stock dividend that may be in arrears.

     Under Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of surplus, as defined in the Delaware General Corporation Law, or if no surplus is available, out of its net profits for the fiscal year in which the dividend or distribution is declared and the preceding fiscal year. No dividends or distributions may be declared or paid if the Company is or would be rendered insolvent by virtue of the dividend or distribution, or if the declaration, payment or distribution would contravene the Company's Second Restated Certificate of Incorporation, as amended. The Company's ability to pay dividends on its capital stock, including the Convertible Preferred Stock, is dependent upon the receipt of funds from its subsidiaries. Dividends and other payments by the Company's insurance subsidiaries are regulated by the insurance laws of their respective jurisdictions of domicile. See "Risk Factors -- Reliance on Dividends and Other Payments from Insurance Subsidiaries."

LIQUIDATION RIGHTS

     In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to the payment in full, or until provision has been made for the payment in full, of all claims of creditors of the Company, holders of Convertible Preferred Stock are entitled to receive the liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of stock hereafter issued that ranks junior as to liquidation rights to the Convertible Preferred Stock ("Junior Liquidation Stock"). Holders of Convertible Preferred Stock are not entitled to receive the liquidation preference of their shares until the liquidation preference of any other series or class of stock hereafter issued that ranks senior as to liquidation rights to the Convertible Preferred Stock ("Senior Liquidation Stock"), if any, has been paid in full. The holders of Convertible Preferred Stock and any series or class of stock hereafter issued that ranks on a parity as to the liquidation rights with the Convertible Preferred Stock ("Parity Liquidation Stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on their stock, in any distribution (after payment of the liquidation preference on any Senior Liquidation Stock) that is not sufficient to pay in full the aggregate liquidation preference on both the Convertible Preferred Stock and any Parity Liquidation Stock.

     After payment in full of the liquidation preference plus any accrued and unpaid dividends on the Convertible Preferred Stock, the holders will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.


     The $3.375 Convertible Preferred Stock ($112.4 million aggregate liquidation preference as of December 31, 1997) is Parity Liquidation Stock.


VOTING RIGHTS

     The holders of Convertible Preferred Stock have no voting rights except as described below or as required by law. In exercising any voting rights, each outstanding share of Convertible Preferred Stock is entitled to one vote, although shares held by the Company or any entity controlled by the Company have no voting rights.

     Whenever dividends on the Convertible Preferred Stock are in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of the Company's Board of Directors will be increased by two, and the holders of Convertible Preferred Stock, voting separately as a class together with holders of Parity Dividend Stock, will be entitled to elect the two additional directors to the Board of Directors at, subject to certain limitations, any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or, under certain circumstances, at a special meeting of stockholders. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment.

     In addition, so long as any Convertible Preferred Stock is outstanding, the Company will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Convertible Preferred Stock and outstanding Parity Dividend Stock, voting as a single class (i) amend, alter or repeal (by merger or otherwise) any provision of the Second Restated Certificate of Incorporation, as amended, or the by-laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock or (ii) effect any reclassification of the Convertible Preferred Stock.

REDEMPTION AT OPTION OF THE COMPANY

     The Convertible Preferred Stock may not be redeemed prior to August 2, 1999. Thereafter, the Convertible Preferred Stock may be redeemed by the Company, at its option, in whole or in part at any time, if redeemed during the 12-month period beginning August 1 (August 2 in the case of 1999), of any year specified below, at the following redemption prices:

                                   PRICE                                         PRICE
             YEAR                PER SHARE                 YEAR                PER SHARE
             ----                ---------                 ----                ---------
1999...........................   $52.45      2003...........................   $51.05
2000...........................    52.10      2004...........................    50.70
2001...........................    51.75      2005...........................    50.35
2002...........................    51.40      2006 and thereafter............    50.00

plus in each case accrued and unpaid dividends, whether or not declared, to the redemption date.

     If fewer than all the outstanding shares of Convertible Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or in such other manner as the Board of Directors may determine. There is no mandatory redemption or sinking fund obligation for the Convertible Preferred Stock. In the event that the Company has failed to pay accrued and unpaid dividends on the Convertible Preferred Stock, it may not redeem less than all of the outstanding shares of the Convertible Preferred Stock until all accrued and unpaid dividends have been paid in full.

     Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of record of Convertible Preferred Stock to be redeemed at the address shown on the stock transfer books. After the redemption date, dividends will cease to accrue on the shares of Convertible Preferred Stock called for redemption and all rights of the holders of those shares will terminate, except the conversion rights to the extent described below and the right to receive the redemption price plus accrued and unpaid dividends, whether or not declared, to the redemption date, without interest.

CONVERSION RIGHTS

     Each holder of Convertible Preferred Stock has the right any time, at the holder's option, to convert any or all shares into Common Stock at any time at a conversion price (subject to adjustment as described below) of $34.90 per share of underlying Common Stock. If the Convertible Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the redemption date fixed by the Board of Directors.

     If shares of Convertible Preferred Stock not called for redemption are surrendered for conversion during the period between the close of business on any dividend record date and the opening of business on any corresponding dividend payment date such shares so surrendered must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. No such payment will be required to accompany shares of Convertible Preferred Stock called for redemption and surrendered during such period. A holder of shares of Convertible Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except for shares of Convertible Preferred Stock surrendered for conversion on a dividend payment date, the Company will make no payment or allowance for accrued and unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the last reported sale price for the Common Stock on the day of conversion.

     The conversion price is subject to adjustment in certain events, including
(i) the payment of a dividend on any class of the Company's capital stock in shares of Common Stock; (ii) subdivisions or combinations of the Common Stock;
(iii) the issuance to all holders of Common Stock of certain rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase Common Stock at a less than current market price; or (iv) the payment of a dividend to all holders of Common Stock of any shares of capital stock of the Company or its subsidiaries (other than Common Stock) or evidences of indebtedness, cash (excluding cash dividends payable solely in cash that may from time to time be fixed by the Board of Directors, or dividends or distributions in connection with liquidation, dissolution or winding up of the Company), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above); or (v) the issuance of all holders of Common Stock of securities convertible into or exchangeable for Common Stock (other than pursuant to transactions described above) for a consideration per share of Common Stock deliverable upon a conversion or exchange of the securities less than the current market price per share on the date of issuance of the securities. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted, and any adjustment below 1% will be carried forward.

     The Company from time to time may reduce the conversion price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the conversion price is so reduced, the Company shall mail to holders of record of the Convertible Preferred Stock a notice of the reduction at least 15 days before the date the reduced conversion price takes effect, stating the reduced conversion price and the period it will be in effect.

     In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other certain securities, cash or other property, then the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter, during the period that the Convertible Preferred Stock shall be convertible, to convert that share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which one share of Convertible Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange.

OTHER PROVISIONS

     The shares of Convertible Preferred Stock have been duly and validly issued and are fully paid and nonassessable.

     The holders of shares of Convertible Preferred Stock have no preemptive rights with respect to any securities of the Company.

     The registrar, transfer agent, conversion agent, and dividend disbursing agent for the Convertible Preferred Stock and the transfer agent and registrar for the Common Stock issuable upon conversion thereof is First Chicago Trust Company of New York.


SERIES C PREFERRED STOCK



     The Company has mailed a notice of redemption with respect to its Series C Preferred Stock, par value $0.01 per share, specifying March 31, 1998 as the redemption date.


                                 LEGAL MATTERS

     The validity of the Convertible Preferred Stock and the shares of Common Stock issuable upon conversion thereof will be passed upon for the Company by Weil, Gotshal & Manges LLP.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of the Company and its subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996; the consolidated financial statements of Southwestern Financial Corporation and subsidiaries as of December 31, 1996, and the year then ended; and the consolidated financial statements of United Life & Annuity Insurance Company and subsidiary as of December 31, 1996, and the periods from July 24, 1996 to December 31, 1996 (Successor period), and from January 1, 1996 to July 23, 1996 (Predecessor period); have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Such financial statements and the related financial statement schedules have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and upon the authority of said firm as experts in accounting and auditing.


     With respect to the Company's unaudited interim financial information for the periods ended September 30, 1997 and 1996, June 30, 1997 and 1996 and March 31, 1997 and 1996, incorporated by reference herein, KPMG Peat Marwick LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarter ended September 30, 1997, on Form 10-Q/A for the quarter ended June 30, 1997, and on Form 10-Q/A for the quarter ended March 31, 1997, incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act.


     The financial statements of United Companies Life Insurance Company (subsequently renamed United Life & Annuity Insurance Company) and subsidiary as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR ANY OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, OTHER THAN THOSE TO WHICH IT RELATES, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Recent Developments...................     3
Risk Factors..........................     3
Use of Proceeds.......................     5
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends...........     6
Selling Securityholders...............     6
Plan of Distribution..................    10
Description of the Convertible
  Preferred Stock.....................    11
Legal Matters.........................    15
Experts...............................    15


======================================================

======================================================

                               PENNCORP FINANCIAL
                                  GROUP, INC.

                                2,875,000 SHARES
                          $3.50 SERIES II CONVERTIBLE
                                PREFERRED STOCK

                                4,118,911 SHARES
                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------


                                 MARCH   , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the Convertible Preferred Stock and the Common Stock being registered, other than underwriting discounts and commissions, are estimated (other than with respect to the SEC Registration Fee) to be as follows:

SEC Registration Fee........................................  $ 46,723
Accounting Fees and Expenses................................    25,000
Legal Fees and Expenses.....................................    30,000
Printing Fees and Expenses..................................    30,000
Miscellaneous...............................................     5,000
                                                              --------
          TOTAL.............................................  $136,723
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Delaware law authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Registrant's Second Restated Certificate of Incorporation limits the liability of the Registrant's directors to the Registrant or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, directors of the Registrant will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Second Restated Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify its officers and directors and former officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, the Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee, or agent of the Registrant, against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the Registrant as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement.


        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           3.1           -- Certificate of Designation for $3.50 Series II
                            Convertible Preferred Stock.+
           4.2           -- Registration Rights Agreement, dated as of August 2,
                            1996, by and between the Registrant and Smith Barney
                            Inc., Donaldson, Lufkin & Jenrette Securities Corporation
                            and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated.(1)
           5.1           -- Opinion of Weil, Gotshal & Manges LLP.+
          12.1           -- Statement re computation of ratios of earnings to fixed charges and preferred stock dividends.
          15.1           -- Letter from KPMG Peat Marwick LLP regarding unaudited
                            interim financial information.
          23.1           -- Consent of Weil, Gotshal & Manges LLP.+
          23.2(a)        -- Consent of KPMG Peat Marwick LLP.
          23.2(b)        -- Consent of KPMG Peat Marwick LLP.
          23.3           -- Consent of Deloitte & Touche LLP.
          24.1           -- Power of Attorney.+


---------------

  + Previously filed.
(1) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 of PennCorp Financial Group, Inc.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes the following:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) See Item 15.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 2, 1998.


                                            PENNCORP FINANCIAL GROUP, INC.

                                            By:   /s/ SCOTT D. SILVERMAN
                                              ----------------------------------
                                                      Scott D. Silverman
                                                Senior Vice President, General
                                                    Counsel and Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                          *                            Chairman of the Board, Chief          March 2, 1998
-----------------------------------------------------    Executive Officer and Director
                   David J. Stone                        (Principal Executive Officer)

                          *                            President, Chief Financial Officer    March 2, 1998
-----------------------------------------------------    and Director (Principal
                  Steven W. Fickes                       Financial and Accounting
                                                         Officer)

                          *                            Vice Chairman and Director            March 2, 1998
-----------------------------------------------------
                 Allan D. Greenberg

                          *                            Director                              March 2, 1998
-----------------------------------------------------
                  Thomas A. Player

                          *                            Director                              March 2, 1998
-----------------------------------------------------
                    Kenneth Roman

                          *                            Director                              March 2, 1998
-----------------------------------------------------
                 Bruce W. Schnitzer

                          *                            Director                              March 2, 1998
-----------------------------------------------------
                 Maurice W. Slayton

                          *                            Director                              March 2, 1998
-----------------------------------------------------
                   David C. Smith

             By: /s/ SCOTT D. SILVERMAN
  -------------------------------------------------
                 Scott D. Silverman
                  Attorney-In-Fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           3.1           -- Certificate of Designation for $3.50 Series II
                            Convertible Preferred Stock.+
           4.2           -- Registration of Rights Agreement, dated as of August 2,
                            1996, by and between the Registrant and Smith Barney
                            Inc., Donaldson, Lufkin & Jenrette Securities Corporation
                            and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated.(1)
           5.1           -- Opinion of Weil, Gotshal & Manges LLP.+
          12.1           -- Statement re computation of ratios of earnings to fixed charges and preferred stock dividends.
          15.1           -- Letter from KPMG Peat Marwick LLP regarding unaudited
                            interim financial information.
          23.1           -- Consent of Weil, Gotshal & Manges LLP.+
          23.2(a)        -- Consent of KPMG Peat Marwick LLP.
          23.2(b)        -- Consent of KPMG Peat Marwick LLP.
          23.3           -- Consent of Deloitte & Touche LLP.
          24.1           -- Power of Attorney.+


---------------

 +  Previously filed.

(1) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 of PennCorp Financial Group, Inc.